Exhibit 15.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

The Board of Directors,

Storm Cat Energy Corporation (the “Company”)

We hereby consent to the inclusion of our report dated April 8, 2005 on the consolidated balance sheet of the Company as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the years ended December 31, 2004 and 2003 in the Company’s Form 20-F for the fiscal year ended December 31, 2005 filed with the United States Securities and Exchange Commission.

“Amisano Hanson”

Amisano Hanson, Chartered Accountants

June 15, 2006
750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net